                                                               Exhibit (10)-(51)

                        EMPLOYMENT, RETIREMENT, SEVERANCE
                        ---------------------------------
                          AND NON-COMPETITION AGREEMENT
                          -----------------------------

         THIS EMPLOYMENT, RETIREMENT, SEVERANCE AND NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into on the 11th day of December, 2000, by and between THE LTV CORPORATION, a Delaware corporation (the "Company," a term which in this Agreement shall include its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel, unless the context otherwise clearly requires), and J. PETER KELLY ("Executive"),

                                   WITNESSETH:
                                   -----------

         WHEREAS, Executive is an employee of the Company and has served as Chairman of the Board of Directors and Chief Executive Officer and a director of the Company;

         WHEREAS, on November 9, 2000 Executive resigned as Chairman and Chief Executive Officer and as a director of the Company, and Executive shall retire as an employee of the Company effective December 11, 2000;

         WHEREAS, the Company wants to ensure that Executive will protect Confidential Information (as hereinafter defined) and will not use his knowledge and experience during the Non-Compete Period (as hereinafter defined) to assist a competitor of the Company's business (as set forth on Exhibit B); and

         WHEREAS, the Company and Executive desire to make provision for the payments and benefits that Executive will be entitled to receive from the Company in consideration for Executive's obligations and actions under this Agreement and in connection with such severance and retirement;

         NOW, THEREFORE, in consideration of the premises and the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive agree as follows:

         1. EFFECTIVE DATE OF AGREEMENT. This Agreement is effective on and as of November 9, 2000 (the "Effective Date") and shall continue in effect as provided herein.

         2. EMPLOYMENT. Commencing on the Effective Date, Executive's employment shall continue through December 11, 2000 (the "Employment Term"), subject to the provisions hereof.




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         3. DUTIES DURING EMPLOYMENT TERM. Executive's principal duties and authority after the date hereof during the Employment Term will be to serve as an advisor to the Chief Executive Officer of the Company.

         4. COMPENSATION AND BENEFITS DURING EMPLOYMENT TERM. During the Employment Term the Company shall

         (a) continue to pay Executive an annualized base salary at the level thereof on the Effective Date in accordance with the Company's regular payroll practices; provided, however that no vacation pay or service recognition payments shall be payable;

         (b) continue Executive's eligibility for a 2000 bonus under the Company's Annual Incentive Program ("AIP"), to be determined by the Compensation and Organization Committee of the Board of Directors of the Company in accordance with the AIP;

         (c) continue to permit Executive to participate in the Company's welfare and pension programs, on the same basis that Executive has participated in such plans, programs and perquisites, until the end of the Employment Term, excluding, however, the Company's change in control plan referred to in Paragraph 16(b) of this Agreement and the Company's Executive Severance Plan as provided in Paragraph 6(a) of this Agreement; and

         (d) the Company shall reimburse the Executive for country club dues and expenses at one country club through December 11, 2000.

         5. RESIGNATION AND RETIREMENT.

         (a) Executive shall take whatever further action may be reasonably requested by the Company to resign as Chairman and Chief Executive Officer of the Company and as a member of the Company's Board of Directors as of the Effective Date.

         (b) Effective the Effective Date to the extent not previously accomplished Executive, (i) resigns from all boards and offices of any entity that is a subsidiary of or is otherwise related to or affiliated with the Company, (ii) resigns from all administrative, fiduciary or other positions he may hold or have held with respect to arrangements or plans for, of or relating to the Company, and (iii) agrees to resign promptly from any and all nonprofit positions related to his services to the Company.

         (c) Executive hereby effective December 11, 2000 (the "Retirement Date") resigns and retires as an employee of the Company and as an advisor to the Chief Executive Officer of the Company.

         (d) The Company hereby consents to and accepts said resignations, and the Company records shall so reflect.

         6. SEVERANCE PAY AND CERTAIN BENEFITS. In consideration of the promises of Executive in this Agreement, including without limitation Paragraph 9 hereof;



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         (a) EXECUTIVE SEVERANCE PLAN NOT APPLICABLE. Executive waives participation in the Company's Executive Severance Plan and shall have no rights thereunder.

         (b) CASH SEVERANCE PAYMENTS. The Company shall pay Executive the sum of $1,400,000 in cash on December 12, 2000.

         (c) EQUITY COMPENSATION. On the Retirement Date,

                  (i) the restrictions on the 30,000 shares of Restricted Stock awarded to Executive pursuant to the terms of the Company's Management Incentive Plan (such plan, as originally adopted, and as amended and restated and approved by the stockholders of the Company on April 24, 1997, shall be referred to as the "MIP"), shall lapse;

                  (ii) for purposes of

                        (A) the 12,100 Performance Shares awarded to Executive pursuant to the MIP on April 25, 1997;

                        (B) the 12, 100 Performance Shares awarded to Executive pursuant to the MIP on February 26, 1998;

                        (C) the 28,000 Performance Shares awarded to Executive pursuant to the MIP on February 25, 1999; and

                        (D) the 28,000 Performance Shares awarded to Executive pursuant to the MIP on February 24, 2000,

Executive shall be treated as having voluntarily terminated employment with the Company after attaining age 62; provided, however, that payment with respect to such Performance Shares will be made following the end of the respective performance periods specified in such awards and will reflect actual performance of the Company during the respective performance periods set forth therein;

                  (iii) the restrictions on the 71 shares of Restricted Stock awarded under the Management Stock Acquisition Program ("MSAP") portion of the MIP plus any reinvested dividends shall lapse;

                  (iv) the restrictions on the 6,924 matching shares awarded under the MSAP plus any reinvested dividends shall lapse; and

                  (v) Executive's vested stock options are exercisable as set forth on Exhibit C hereto (all other options to acquire shares of common stock of the Company shall be forfeited effective on the Retirement Date).

This Paragraph 6(c) shall, without additional actions by the Company and Executive, be deemed to amend each agreement granting stock options or awarding Restricted Stock or Performance Shares under the plans referred to in this Paragraph 6 to Executive to the extent necessary to



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implement the foregoing. Nothing in this Paragraph 6(c) is intended to change the terms of any other award under the MIP that has been granted to Executive.

         (d) PENSION AND RETIREMENT BENEFITS.

                  (i) QUALIFIED RETIREMENT PLANS. Executive shall not be eligible to participate in the Company's qualified employee pension benefit plans with respect to benefit accruals and/or contributions for periods following the Retirement Date. Nothing in this Agreement shall affect any rights Executive has under any such qualified employee pension benefit plan.

                  (ii) SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN ("SMRP").

                        (A) Executive shall not be eligible to participate in the SMRP with respect to contributions for periods following the Retirement Date.

                        (B) Executive's account balance in the SMRP at November 30, 2000 has been distributed to him in a single lump sum, and his remaining account balance in the SMRP at the Retirement Date shall be distributed to him in a single lump sum as soon as practicable following the
                                            Retirement Date, but in no event
                                            later than January 31, 2001.

                        (C) In consideration of the Company's obligations to make the payments provided under (B) of this Paragraph 6(d)(ii) and Paragraph 6(d)(iv), Executive hereby waives his rights to any and all benefits under the SMRP.

                  (iii) EXECUTIVE BENEFIT PLAN ("EBP").


                        (A) Executive shall not be eligible to participate in the EBP with respect to contributions or benefit accruals for periods following the Retirement Date.

                        (B) Executive's account balance in the defined contribution portion of the EBP at the Retirement Date shall be distributed to him in a single lump sum as soon as practicable following the Retirement Date, but in no event later than January 31, 2001.

                        (C) In lieu of any retirement benefit under the "predecessor plan" portion of the EBP, commencing January 1, 2004, if Executive is then living, the Company shall pay Executive the amount of $5,171.61 monthly for his life, with the last payment being due on the first day of the month in which his death occurs, and, if his spouse to whom he is married on the date hereof is then living and is continuously



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                                            married to him until the date of his
                                            death, the Company shall pay to her
                                            a surviving spouse benefit of
                                            $2,585.81 monthly for her life, with
                                            the first payment commencing on the
                                            first day of the month next
                                            following the date of his death, and
                                            with the last payment being due on
                                            the first day of the month in which
                                            her death occurs.

                        (D) In lieu of any pre-retirement survivor benefit under the
                                            "predecessor plan" portion of the
                                            EBP, if Executive dies before
                                            January 1, 2004, and if his spouse
                                            to whom he is married on the date
                                            hereof is then living and is
                                            continuously married to him until
                                            the date of his death, the Company
                                            shall pay to her a pre-retirement
                                            surviving spouse benefit of
                                            $2,585.81 monthly for her life, with
                                            the first payment commencing on
                                            January 1, 2004, and with the last
                                            payment being due on the first day
                                            of the month in which her death
                                            occurs.

                        (E)                 Notwithstanding Paragraphs
                                            6(d)(iii)(C) and (D), if as of
                                            January 1, 2004, the Company uses an
                                            interest rate assumption of less
                                            than 8"% in determining the right of
                                            participants in the LTV Retirement
                                            Plan to convert account balances to
                                            annuity payments, then the amounts
                                            set forth in such Paragraphs shall
                                            be recomputed using such lower
                                            interest rate. Such computations
                                            shall be made by the independent
                                            actuary then used by the Company for
                                            defined benefit pension valuations.

                        (F) In consideration of the Company's obligations to make the payments provided under (B), (C), (D) and (E) of this Paragraph 6(d)(iii) and Paragraph 6(d)(iv), Executive hereby waives his rights to any and all benefits under the EBP.

                  (iv) PAYMENTS TO EXECUTIVE. On the last business day of each month in 2001 and 2002, the Company shall pay Executive the amounts set forth in Exhibit D hereto.

         (e) WELFARE BENEFITS AND OTHER BENEFITS. Following the Retirement Date,

                  (i) Executive shall receive post-retirement welfare benefits as an age 62 retiree on the same terms and conditions as other salaried retirees of the Company unless and to the extent such benefits may be waived by Executive in writing to the Company;

                  (ii) the Company shall provide financial counseling in accordance with its Executive Financial Counseling Program through December 31, 2002;



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                  (iii) the Company shall provide Executive at the Company's expense with executive level outplacement services for a period ending December 31, 2001 in accordance with the Company's outplacement policies; and

                  (iv) the Company will pay Executive on December 12, 2000 a lump sum office allowance of $12,000.

         (f) PLACE OF PAYMENT. Where the Company's payroll system so permits, payments to Executive by the Company hereunder shall be made by direct deposit in accordance with Executive's instruction, and otherwise mailed to Executive at his last address provided in the records of the Company.

         7. RELEASE BY EXECUTIVE.

         (a) In consideration of the payments made and to be made and the benefits to be received by Executive pursuant to Paragraphs 4 and 6 of this Agreement, Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown ("Claims"), which Executive now has or may have had for, upon, or by reason of:

                  (i) Executive's employment by or service with the Company to the Effective Date;

                  (ii) discrimination, including but not limited to Claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any Claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof; and

                  (iii) breach of any contract or promise, express or implied, on or prior to the Effective Date;

PROVIDED, HOWEVER, that the foregoing shall not apply to Claims to enforce rights that Executive may have as of the Effective Date under any of the Company's health, welfare, retirement, pension or incentive plans (including the MIP), under any indemnification agreement between Executive and the Company, under the Company's indemnification by-laws, under the directors' and officers' liability coverage maintained by the Company, under Section 145 of the Delaware General Corporation Law or under this Agreement.

         (b) Executive further agrees and acknowledges that:

         (i) He has been advised by the Company to consult with legal counsel prior to executing and delivering this Agreement and the release provided for in this



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         Paragraph 7, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

                  (ii) He has been given a period of twenty-one (21) days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one (21) day period as he desires; and

         (c) He may, within seven (7) days after execution and delivery, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Senior Vice President and General Counsel at the Company. For such revocation to be effective, written notice must be received by the Senior Vice President and General Counsel at the Company no later than the close of business on the seventh (7th) day after Executive executes and delivers this Agreement. If Executive does exercise his right to revoke this Agreement, (A) all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to Executive as set forth in Paragraphs 4 and 6 of this Agreement, except as may be required under the Consolidated Omnibus Reconciliation Act of 1986 and except to the extent Executive is entitled to such benefits by reason of agreements and plans other than this Agreement, and (B) other than Executive's account balance in the SMRP at November 30, 2000 which was paid to him prior to the Retirement Date, Executive shall promptly repay to the Company the total amounts paid to him by the Company pursuant to the provisions of Paragraph 6 of this Agreement.

         8. CONFIDENTIAL INFORMATION.

         (a) Executive acknowledges and agrees that, in the performance of his duties as an officer and employee of the Company, he was and may be brought into frequent contact with, had or may have had access to, and/or became or may become informed of confidential and proprietary information of the Company and/or information which is a trade secret of the Company (collectively, "Confidential Information"), as more fully described in Paragraph 8(b). Executive acknowledges and agrees that the Confidential Information of the Company gained by Executive during his association with the Company was or will be developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

         (b) Executive agrees that commencing on the Effective Date he will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Executive may have acquired such Confidential Information. Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Executive and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of Confidential



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Information, that such Confidential Information is and will remain the sole property of the Company, and that any retention or use by Executive of Confidential Information after the Retirement Date shall constitute a misappropriation of the Company's Confidential Information.

         (c) Executive further acknowledges and agrees that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Executive, generally known to the public or Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Executive's obligations under this Paragraph 8 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company under the Company's policies, general legal or equitable principles or statutes and which shall remain in full force and effect following the Retirement Date.

         9. NON-COMPETITION; CERTAIN ACTIONS.

         (a) Executive agrees that for a period commencing on the Retirement Date through December 31, 2002 (the "Non-Compete Period"), within the Territory (as described in Paragraph 9(b)(i)), he shall not, directly or indirectly, do or suffer any of the following:

                  (i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, director or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity (collectively, an "Enterprise"), or otherwise engage in any business, which is in competition with the Company's business (as described in Paragraph 9(b)(ii)); PROVIDED, HOWEVER, that the ownership of not more than five percent (5%) of any class of publicly-traded securities of any Enterprise shall not be deemed a violation of this Agreement.

                  (ii) Employ, assist in employing, or otherwise associate in business with any person who presently or at the Retirement Date is an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities.

         (b) For purposes of this Agreement:

                  (i) "Territory" shall have the meaning set forth on Exhibit A hereto.

                  (ii) The Company's business shall have the meaning set forth on Exhibit B hereto.

         (c) Executive agrees that for a period commencing on the Effective Date through the end of the Non-Compete Period, except within the terms of a specific request from the Company, Executive shall not as a principal, or as an agent of another person, propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (i) any form of business combination, acquisition, or other transaction relating to the Company or any majority-owned affiliate thereof, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company



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or any such affiliate, or (iii) any demand, request or proposal to amend, waive or terminate any provision of this Paragraph 9(c) of this Agreement, nor except as aforesaid during such period will Executive, as a principal, or agent of another person, (1) make, or in any way participate in, any solicitation of proxies with respect to any securities entitled to vote generally in the election of directors of the Company (together with direct or indirect options or other rights to acquire any such securities, "Voting Securities"), including by the execution of action by written consent, become a participant in any election contest with respect to the Company, seek to influence any person with respect to any Voting Securities or demand a copy of the Company's list of its shareholders or other books and records, (2) participate in or encourage the formation of any partnership, syndicate, or other group which owns or seeks or offers to acquire beneficial ownership of any Voting Securities or which seeks to affect control of the Company or for the purpose of circumventing any provision of this Agreement, or (3) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, Board of Directors, or policies of the Company. Provided that Executive acts in a manner consistent with the foregoing provisions of this Paragraph 9(c), Executive may sell or otherwise dispose of Voting Securities so long as he complies with the Company's policies regarding trading by insiders.

         (d) Executive agrees that he shall not, directly or indirectly, induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities, to terminate such relationship.

         (e) Without the prior consent of the Board of Directors of the Company, during the Non-Compete Period (i) Executive shall not serve as a member of the board of directors of any supplier to or customer of the Company, and (ii) Executive shall not own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, director or otherwise with any joint venture partner of the Company or other business entity which with the Company shares ownership in any other partnership, limited liability company, corporation or entity (including, but not limited to Cleveland-Cliffs Inc, British Steel plc, Sumitomo Metal Industries, Ltd., and TRICO Steel Company); PROVIDED, HOWEVER, that the ownership of not more than five percent (5%) of any class of publicly-traded securities of any such partner or entity shall not be deemed a violation of this Agreement.

         (f) In the event Executive shall violate any provision of this Paragraph 9 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

         (g) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 9 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the



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Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

         10. DISCLOSURE. Executive, for a period commencing on the date of this Agreement through the end of the Non-Compete Period, agrees to communicate the contents of Paragraphs 8, 9, 11(b) and 13 of this Agreement to any Enterprise which he intends to be employed by, associated in business with, or represent.

         11. BREACH.

         (a) If Executive is in breach of this Agreement, then the Company may, at its sole option, bring an action for any expenses, fees and damages incurred as a result of the breach, with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

         (b) Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of his obligations under Paragraphs 8 and 9 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive's violation of any provision of Paragraph 8 or Paragraph 9 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

         (c) The Company shall give Executive notice within 30 days following the date that it concludes that Executive is in breach of this Agreement. Prior to taking or commencing any action under Paragraph 11(a) and (b), the Company will provide Executive with the opportunity to address the Board of Directors of the Company at its next regular meeting or, at the option of the Company, a special meeting held for such purpose. Nothing in this Paragraph 11 shall be construed to limit or restrict Executive's right to seek judicial redress for any actions taken by the Company in connection with this Section 11 which Executive reasonably believes to be contrary to the provisions of this Agreement.

         12. CONTINUED AVAILABILITY AND COOPERATION.

         (a) During the Employment Term and following the Retirement Date, Executive shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive's employment by the Company. This cooperation by Executive shall include, but not be limited to:

                  (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;




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                  (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

                  (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

                  (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

         (b) In addition to Executive's obligations under Paragraph 12(a), during the Non-Compete Period, at the request of the Board of Directors of the Company, Executive shall make himself available for consultation with and advice to the Board at times and for periods of time which are mutually agreeable to the Board and Executive.

         (c) Following the Retirement Date, Executive shall be paid a consulting fee of $3,000 per day for his services under this Paragraph 12. Executive shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys' fees (if independent legal counsel is necessary), incurred in connection with such cooperation, consultation and advice. Executive shall not unreasonably withhold his availability for such cooperation, consultation and advice.

         13. SUCCESSORS AND BINDING AGREEMENT.

         (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes and/or legatees. The death or disability (temporary or permanent) of Executive following the execution and delivery of this Agreement shall not affect or revoke this Agreement or excuse any of the obligations of the parties hereto.

         (c) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Paragraphs 13(a) and (b).

         (d) This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Paragraphs 13(a) and (b), no third party shall have any rights hereunder.

         (e) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement



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in the same manner and to the same extent that the Company would be required to perform this Agreement.

         14. DISCLOSURES.

         (a) Except to the extent that this Agreement or the terms hereof become publicly known or available because of legally mandated disclosure and filing requirements of the Securities and Exchange Commission, as determined by the Company in its sole discretion, or because of any other legal requirement that this Agreement or the terms hereof be disclosed, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Executive's spouse, (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities that fall within the scope of Paragraph 9 of this Agreement, but only to the extent required thereby).

         (b) Neither Executive nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other or that would subject the other to public disrespect, scandal or ridicule. Executive further hereby agrees that, without the prior written consent of the Company, he will not (i) comment to others concerning the status, plans or prospects of the business of the Company, (ii) comment to others concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company, or (iii) engage in any act or omission that would be detrimental, financially or otherwise, to the Company.

         15. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Senior Vice President and General Counsel) at its principal executive offices and to Executive at his last address recorded in the records of the Company, with a copy to Marc C. Krantz, Kohrman, Jackson & Krantz, 1375 East Ninth Street, 20th Floor, Cleveland, Ohio 44114, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

         16. PROFESSIONAL FEES.

         (a) The Company shall reimburse Executive for his reasonable professional fees and costs (and related disbursements) incurred in connection with Executive's termination and resignation and all matters relating to the negotiation, execution and delivery of this Agreement.

         (b) It is the intent of the Company and Executive that, following a "Change in Control," Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of his rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. For purposes of this Section 16(b), "Change in Control" shall have the meaning given such term under The LTV Corporation Executive Change in Control Severance Pay Plan I as in effect on the Effective Date. Accordingly, following a Change in Control, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement or any provision hereof void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship will exist between Executive and such counsel. Without respect to whether Executive prevails in whole or in part, in connection with any of the foregoing, the Company shall pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing. Notwithstanding the preceding provisions of this Paragraph 16(b), legal fees and related expenses shall not be reimbursed pursuant to this Paragraph 16(b) if an independent party reasonably satisfactory to the Company and Executive determines that the underlying claim by Executive (i) is not likely to exceed $5,000.00, (ii) is not eligible for reimbursement pursuant to this Paragraph 16(b), (iii) has no reasonable basis in law or in fact, or (iv) is not being pursued in a manner consistent with the nature and magnitude of such claim.

         17. TAXES, PAYMENTS, ETC.

         (a) Executive acknowledges and agrees that he shall be responsible for his share of any and all Federal, State and/or local taxes applicable to the payments made, and benefits provided or made available, to Executive pursuant to this Agreement and further agrees to indemnify the Company against any liability as a result of those taxes.

         (b) The payments to Executive pursuant to Paragraph 4 of this Agreement shall be made by check or direct deposit to an account designated by Executive, and shall be reduced by any applicable Federal, State and local tax or other required withholding.

         18. AMENDMENT AND WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         19. ENTIRE AGREEMENT; CONTINUING INDEMNIFICATION RIGHTS. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matters covered by this Agreement and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter, provided, however, that this Agreement is not intended to amend, supersede or terminate the provisions of any existing stock option agreement, restricted stock agreement, or employee benefit plan, except to the extent specifically provided in one or more provisions of this Agreement. This Agreement shall not affect any indemnification or other rights under any indemnification agreement between Executive and the Company or the Company's by-laws. The Company shall continue Executive's coverage under the directors' and officers' liability coverage maintained by Company, as in effect from time to time, to the same extent as for other current and former senior executive officers and directors of the Company.

         20. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

         21. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall nevertheless remain in full force and effect.

         22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         23. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

         24. AUTHORIZATION BY THE COMPANY. The Company represents that this Agreement and the actions required of the Company herein have been authorized and approved by a resolution of the Board of Directors of the Company, and that the officer executing this Agreement on behalf of the Company has been duly authorized by the Board of Directors of the Company to execute the Agreement.

         25. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date set forth above, to be effective on and as of the Effective Date.

                                          THE LTV CORPORATION
Witness: /s/ Frank E. Filipovitz          By:  /s/ William H. Bricker
         -----------------------               ---------------------------
                                               William H. Bricker
                                               Its: Chairman and Chief Executive
                                               Officer

                                               /s/ J. Peter Kelly
                                               ----------------------------
                                                        J. Peter Kelly

                                    EXHIBIT A

         All countries, possessions and territories within North America.

                                    EXHIBIT B

Mining, production, sale and supply, purchase or acquisition of iron units or other ferrous metallics for the production of steel; production, sale and supply of coated sheet and cold rolled and hot rolled sheet and strip, and integrated steel making and sales thereof.


                                          EXHIBIT C
                                          ---------

# of Vested Shares         Grant Date                Exercise Price                     Expiration Date
------------------         ----------                --------------                     ---------------
50,000                     10/29/93                  $15.375                             12/31/02

19,500                     10/27/94                  $19.33                              12/31/02

19,500                     11/01/95                  $14.78                              12/31/02

19,500                     11/01/96                  $12.21                              12/31/02

46,500                     04/25/97                  $12.875                             12/31/05

31,000                     02/26/98                  $11.94                              12/31/05

50,000                     09/24/98                  $6.0625                             12/31/05

35,800                     02/25/99                  $5.625                              12/31/05

                                    EXHIBIT D
                                    ---------

DATE                                                                   AMOUNT
----                                                                   ------

2001
----

January                                                            $  12,562.87
February                                                              13,795.74
March                                                                 14,546.00
April                                                                 14,546.00
May                                                                   14,546.00
June                                                                  14,546.00
July                                                                  14,546.00
August                                                                14,546.00
September                                                             14,546.00
October                                                               14,546.00
November                                                              14,546.00
December                                                              14,546.00
                                                                  -------------
                                                          Total     $171,818.44


2002
----

January                                                            $  14,204.16
February                                                              15,494.83
March                                                                 16,537.49
April                                                                 16,537.49
May                                                                   16,537.49
June                                                                  16,537.49
July                                                                  16,537.49
August                                                                16,537.49
September                                                             16,537.49
October                                                               16,537.49
November                                                              16,537.49
December                                                              16,537.49
                                                                   ------------
                                                          Total     $195,073.92



                                      D-1